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                              NEWMIL BANCORP, INC.
                      COMPUTATION OF NET INCOME PER COMMON SHARE
                        (in thousands except per share amounts)

                                                        Year ended June 30,
                                                      1995     1994     1993
Net income
Net income-primary and fully diluted                  6,224    2,331    1,327

Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
  outstanding                                         4,487    4,484    4,484
Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                                        226      125       50
Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                                               (169)     (98)     (46)
Weighted average common and common
  equivalent stock outstanding
  - primary                                           4,544    4,511    4,488

Weighted average common stock
  outstanding                                         4,487    4,484    4,484
Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                                        247      152      173
Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                                               (170)    (153)    (240)
Weighted average common and common
  equivalent stock outstanding
  - fully diluted                                     4,564    4,483     4,417
Earnings per Common and Common
Equivalent Share
Primary                                               $1.37    $0.52     $0.30
Fully diluted                                         $1.37    $0.52     $0.30
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